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                                                         Exhibit 10.13

                  REVOLVING CREDIT AGREEMENT

                       by and between

            NN BALL & ROLLER, INC., as BORROWER

                            and

          FIRST AMERICAN NATIONAL BANK, as LENDER

                        $25,000,000

                       JULY 25, 1997









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                      TABLE OF CONTENTS
                 REVOLVING CREDIT AGREEMENT


ARTICLE I - DEFINITION OF TERMS
     Section 1.01. Definitions........................ 1
     Section 1.02.  Other Definitional Provisions .....7


ARTICLE II - CREDIT FACILITIES
     Section 2.01   Revolving Commitments............. 7
     Section 2.02   Reduction of Committed Sum........ 7
     Section 2.03   Fees.............................. 8
     Section 2.04   Voluntary Prepayments ............ 8
     Section 2.05   Extension of Commitment Period.... 8
     Section 2.06   Use of Proceeds................... 8

ARTICLE III - NOTES AND NOTE PAYMENTS
     Section 3.01   Revolving Credit Notes............ 8
     Section 3.02   Interest Rates.................... 9
     Section 3.03   Calculation of Interest Rates..... 9
     Section 3.04   Manner and Application of Payments.9

ARTICLE IV - CONDITIONS PRECEDENT
     Section 4.01   Initial Advances.................. 9
               (a)  Revolving Credit Note............. 9
               (b)  Opinion of Borrower's Counsel..... 9
               (c)  Officers' Certificate............. 9
               (d)  Resolutions of Borrower........... 10
               (e)  Incumbency Certificate of Borrower.10
               (f)  Certificates...................... 10
               (g)  Charter and Bylaws................ 10
               (h)  Financial Information............  10
               (i)  Litigation........................ 10
               (j)  Insurance......................... 10
               (k)  Additional Information............ 10

     Section 4.02   All Advances.
               (a)  No Defaults....................... 11
               (b)  Compliance with Agreement......... 11
               (c)  No Material Adverse Change........ 11
               (d)  Representations and Warranties.... 11
               (e)  Financial Statements.............. 11
               (f)  Bankruptcy .Proceedings........... 11

ARTICLE V - COLLATERAL ............................... 11

     ARTICLE VI - REPRESENTATIONS AND WARRANTIES
     Section 6.01   Organization and Good Standing.... 11
     Section 6.02   Authorization and Power........... 12


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     Section 6.03   No Conflicts or Consents.......... 12
     Section 6.04   Enforceable Obligations........... 12
     Section 6.05   No Liens.......................... 12
     Section 6.06   Financial Condition............... 12
     Section 6.07   Full Disclosure................... 12
     Section 6.08   No Default........................ 12
     Section 6.09   Material Agreements............... 13
     Section 6.10   No Litigation..................... 13
     Section 6.11   Burdensome Contracts.............. 13
     Section 6.12   Regulatory Defects................ 13
     Section 6.13   Use of Proceeds; Margin Stock..... 13
     Section 6.14   Taxes............................. 13
     Section 6.15   Principal Office, Etc............. 13
     Section 6.16   ERISA............................. 13
     Section 6.17   Compliance with Law............... 14
     Section 6.18   Government Regulation............. 14
     Section 6.19   Insider........................... 14
     Section 6.20   Subsidiaries...................... 14
     Section 6.21   Fair Labor Standards Act.......... 14
     Section 6.22  Casualties......................... 15
     Section 6.23   Investment Company  Act........... 15
     Section 6.24   Sufficiency of Capital............ 15
     Section 6.25   Hazardous Substances.............. 15
     Section 6.26   Corporate Name.................... 15
     Section 6.28   Survival of Representations and
                      Warranties...................... 15

ARTICLE VII - AFFIRMATIVE COVENANTS
     Section 7.01   Financial Statements, Reports and
                      Documents....................... 16
            (a)Quarterly Statements................... 16
            (b)Annual Statements...................... 16
            (c)Audit Reports.......................... 16
            (d)Other Reports.......................... 16
            (e)Compliance Certificate................. 17
            (f)Accountants Certificates............... 17
            (g)Other Information...................... 17

     Section 7.02   Payment of Taxes and Other
                      Indebtedness.................... 17
     Section 7.03   Maintenance of Existence and
                      Rights; Conduct of Business......17
     Section 7.04   Notice of Default................. 17
     Section 7.05   Other Notices..................... 17
     Section 7.06   Compliance with Loan Documents.... 18
     Section 7.07   Compliance with Material Agreements18
     Section 7.08   Operations and Properties ........ 18
     Section 7.09   Books and Records; Access......... 18
     Section 7.10   Compliance with Law............... 18
     Section 7.11   Insurance......................... 18
     Section 7.12   Authorizations and Approvals...... 18
     Section 7.13   ERISA Compliance.................. 18
     Section 7.14   Further Assurances................ 19
     Section 7.15   Indemnity by Borrower............. 19


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ARTICLE VIII - NEGATIVE COVENANT
     Section 8.01   Limitation on Indebtedness........ 20
     Section 8.02   Negative Pledge................... 20
     Section 8.03   Restrictions on Dividends......... 20
     Section 8.04   Limitation on Investments......... 20
     Section 8.05   Alteration of Material Agreements. 20
     Section 8.06   Certain Transactions.............. 20
     Section 8.07   Issuance of Shares................ 20
     Section 8.08   Limitation on Sale of Properties.. 21
     Section 8.09   Name, Fiscal Year and Accounting
                      Method.......................... 21
     Section 8.10   Earnings ......................... 21
     Section 8.11   Liquidation, Mergers,
                      Consolidations and Dispositions
                      of Substantial Assets........... 21
     Section 8.12   Lines of Business................. 21
     Section 8.13   No Amendments..................... 21
     Section 8.14   Purchase of Substantial Assets.... 21

ARTICLE IX - EVENTS OF DEFAULT
     Section 9.01   Events of Default................  21
     Section 9.02   Remedies Upon Event of Default.... 23

     ARTICLE X - MISCELLANEOUS
     Section 10.01  Modification...................... 23
     Section 10.02  Accounting Terms and Reports...... 23
     Section 10.03  Waiver............................ 23
     Section 10.04  Payment of Expenses..............  24
     Section 10.05  Notices..........................  24
     Section 10.06  Governing Law....................  24
     Section 10.07  Waiver of Jury Trial; Choice of
                      Forum; Consent to Service of
                      Process and Jurisdiction........ 24
     Section 10.08  Invalid Provisions................ 25
     Section 10.09  Maximum Interest  Rate............ 25
     Section 10.10  Confidentiality................... 26
     Section 10.11  Nonliability of Lender............ 26
     Section 10.12  Offset............................ 26
     Section 10.13  Binding Effect.................... 26
     Section 10.14  Entirety...........................26
     Section 10.15  Headings.......................... 26
     Section 10.16  Survival.......................... 26
     Section 10.17  No Third Party Beneficiary........ 26
     Section 10.18  Multiple Counterparts............. 27


Exhibit A ............................................ 29
Exhibit B............................................. 31
Exhibit C............................................. 32
Exhibit D............................................. 33
Exhibit E ............................................ 34
Exhibit F ............................................ 35
Exhibit G ............................................ 36

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                              REVOLVING CREDIT AGREEMENT

              THIS REVOLVING CREDIT AGREEMENT (the "Agreement") is hereby made and entered into on this the 25th day of July, 1997 by and between NN BALL & ROLLER, INC., a Delaware corporation (hereinafter called "Borrower"), and FIRST AMERICAN NATIONAL BANK (hereinafter called "Lender").

                               W I T N E S S E T H:

              WHEREAS, Borrower has requested that Lender provide Borrower with a revolving credit facility; and

              WHEREAS, Lender is willing to provide such a facility to Borrower upon the terms and subject to the conditions hereinafter set forth.

              NOW, THEREFORE, in consideration of the mutual promises herein contained and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

                                 ARTICLE I

                            DEFINITION OF TERMS

              SECTION 1.01. Definitions. For the purposes of this Agreement, unless the context otherwise requires, the following terms shall have the respective meanings assigned to them in this Article I or in the Section or recital referred to below:

              "Accounts" shall have the meaning assigned to such term in the Uniform Commercial Code.

              "Advance" shall mean a loan made from time to time by Lender to Borrower pursuant to the Loan Documents; "Advances" shall mean all of such loans.

              "Affiliate" of any Person shall mean any other Person directly or indirectly, controlling, controlled by, or under common control with, such Person. For the purposes of this definition, "control" (including, with correlative meanings, the terms "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Shares or by contract or otherwise.

              "Agreement" shall have the meaning assigned to such term in the preamble hereof.

              "Borrower" shall mean NN Ball & Roller, Inc., a Delaware corporation and any permitted successors and assigns.

              "Business Day" shall mean any day except a Saturday, Sunday or other day on which Lender is normally and customarily closed.

              "Code" shall mean the Internal Revenue Code of 1986, as amended.



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              "Commitment" shall mean the obligation of Lender to extend credit to Borrower under this Agreement in an aggregate principal amount equal to, but not to exceed, Lender's Committed Sum.

              "Commitment Period" shall mean the period beginning on the date hereof and ending on the earlier of (i) the Commitment Termination Date, or (ii) the date on which Lender terminates its Commitments after the occurrence of an Event of Default.

              "Committed Sum" shall mean the sum of exactly Twenty Five Million Dollars ($25,000,000).

              "Commitment Termination Date" shall mean June 30, 2000 or, if such date is not a Business Day, the Business Day next preceding such date.

              "Current Assets" shall mean, as of any date, the current assets which would be reflected on the balance sheet of Borrower prepared as of such date in accordance with Generally Accepted Accounting Principles, but excluding
(i) all Accounts in respect of products, goods and/or services which have not been paid within the ninetieth (90) day following the last date upon which such Account was timely payable under Company's trade terms with such customer, and
(ii) intangible assets.

              "Current Liabilities" shall mean, as of any date, the current liabilities which would be reflected on the balance sheet of Borrower prepared as of such date in accordance with Generally Accepted Accounting Principles.

              "Controlled Group" shall mean (i) the controlled group of corporations as defined in Code Section 1563, or (ii) the group of trades or businesses under common control as defined in Code Section 414(c) of which Borrower is a part or may become a part.

              "Debtor Laws" shall mean all applicable liquidation, conservatorship, bankruptcy, moratorium, arrangement, receivership, insolvency, reorganization or similar laws from time to time in effect affecting the rights of creditors generally.

              "Default" shall mean any of the events specified in ARTICLE IX of this Agreement, regardless of whether there shall have occurred any passage of time or giving of notice or both that would be necessary in order to constitute such event an Event of Default.

              "Dividends" shall mean (i) cash distributions or any other distributions on, or in respect of, any class of capital stock of Borrower, except for distributions made solely in shares of stock of the same class, and
(ii) any and all funds, cash or other payments made in respect of the redemption, repurchase or acquisition of such stock, unless such stock shall be redeemed or acquired through the exchange of such stock with stock of the same class.

              "Dollars" and the sign "$" shall refer to currency of the United States of America.

              "Earnings Before Interest Taxes Depreciation and Amortization" shall mean for any period, the sum of (i) the income (or deficit) of Borrower before provision for income taxes for such period, plus (ii) interest expense for such period, plus (iii) all amounts in respect of depreciation and amortization for such period.


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              "ERISA" shall mean the Employee Retirement Income Security Act of
1974, as amended, together with all regulations issued pursuant thereto.

              "Event of Default" shall have the meaning assigned to such term in SECTION 9.01 of this Agreement.

              "Fed Funds" shall mean the weighted average of rates on trades through New York, New York brokers as published by Federal Reserves H.15 Statistical Release.

              "Generally Accepted Accounting Principles" shall mean those generally accepted accounting principles and practices which are recognized as such by the American Institute of Certified Public Accountants acting through its Accounting Principles Board or by the Financial Accounting Standards Board or through other appropriate boards or committees thereof and which are consistently applied for all periods after the date hereof so as to properly reflect the financial condition, and the results of operations and changes in financial position, of Borrower, except that any accounting principle or practice required to be changed by the said Accounting Principles Board or Financial Accounting Standards Board (or other appropriate board or committee of the said Boards) in order to continue as a generally accepted accounting principle or practice may so be changed. In the event of a change in Generally Accepted Accounting Principles, Lender and Borrower will thereafter negotiate in good faith to revise any covenants of this Agreement affected thereby in order to make such covenants consistent with Generally Accepted Accounting Principles then in effect.

              "Governmental Authority" shall mean any government (or any political subdivision or jurisdiction thereof), court, bureau, agency or other governmental authority having jurisdiction over Borrower or any of its business, operations or properties.

              "Indebtedness" shall mean (i) indebtedness for borrowed money or for the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business which are not past due),
(ii) financial obligations evidenced by bonds, debentures, notes or other similar instruments, (iii) financial obligations as lessee under leases which shall have been or should be, in accordance with General Accepted Accounting Principles, recorded as capital leases, and (iv) obligations under direct or indirect guarantees in respect of indebtedness or financial obligations of others of the kinds referred to in clauses (i) through (iii) above.

              "Interest Period(s)" shall mean, with respect to each Advance, the period commencing on the date of such Advance and ending on the first Interest Payment Date thereafter; and, thereafter, each period commencing on the last day of the immediately preceding Interest Period and ending on the first Interest Payment Date thereafter. Borrower may request a LIBOR Advance(s) for Interest Periods of one (1), two (2), three (3), or six (6) months.

              "Interest Payment Date(s)" shall mean the first day of each calendar month for a Fed Funds Advance(s) and the end of the corresponding Interest Period for LIBOR Advances.

              "LIBOR" shall mean, for each Interest Period, the rate per annum offered to the Lender (at approximately 11:00 A.M. London time, on the date two Business Days in London prior to the first day of such Interest Period) by prime banks in the London Interbank Market for deposits of Dollars for a period equal to the length of such Interest Period and in an amount of the Advances which have been made (or will be made) by Lender to Borrower hereunder and

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are scheduled to be outstanding during such interest period.  Each determination of the LIBOR by Lender shall, in the absence of manifest error, be conclusive and binding.

              "Lender" shall mean First American National Bank.

              "Lien" shall mean any lien, mortgage, security interest, tax lien, pledge, encumbrance, conditional sale or title retention arrangement, or any other interest in property designed to secure the repayment of Indebtedness, whether arising by agreement or under any statute or law, or otherwise.

              "Loan Documents" shall mean this Agreement, the Revolving Credit Note (including any renewals, extensions and refundings thereof), and any agreements or documents (and with respect to this Agreement, and such other agreements and documents, any amendments or supplements thereto or modifications thereof) executed or delivered pursuant to the terms of this Agreement.

              "Material Adverse Effect" means any (i) material adverse effect whatsoever upon the validity, performance or enforceability of any Loan Documents, (ii) material adverse effect upon the financial condition or business operations of Borrower, or (iii) material adverse effect upon the ability of Borrower to fulfill its obligations under the Loan Documents.

              "Maximum Rate" shall mean, on any day, the highest nonusurious rate of interest (if any) permitted by applicable law on such day that at any time, or from time to time, may be contracted for, taken, reserved, charged or received on the Indebtedness evidenced by the Revolving Credit Note under the laws which are presently in effect of the United States of America and the State of Tennessee applicable to the holders of the Revolving Credit Note and such Indebtedness or, to the extent permitted by law, under such applicable laws for the United States of America and the State of Tennessee which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws now allow.

              "Net Worth" shall mean, as of any date, the total shareholders' equity (including capital stock, additional paid-in capital and retained earnings after deducting treasury stock) which would appear on the balance sheet of Borrower and prepared as of such date in accordance with Generally Accepted Accounting Principles, less the aggregate book value of intangible assets (deferred assets, other than prepaid insurance and prepaid taxes; patents, copyrights, trademarks, tradenames, franchises, goodwill, experimental expenses and other similar assets which would be classified as intangible assets on the balance sheet of Borrower, prepared in accordance with Generally Accepted Accounting Principles) shown on such balance sheet.

              "Notice of Borrowing" shall mean any telephonic or other instructions received from any person purporting to be an officer of Borrower or other authorized person.

              "Obligation" shall mean:

              (i) all present and future indebtedness, obligations and liabilities of Borrower to Lender arising pursuant to this Agreement, regardless of whether such indebtedness, obligations and liabilities are direct, indirect, fixed, contingent, joint, several, or joint and several;

              (ii) all present and future indebtedness, obligations and liabilities of Borrower to Lender arising pursuant to or represented by the Revolving Credit Note and all interest accruing thereon, and attorneys' fees incurred in the enforcement or collection thereof;


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              (iii) all present and future indebtedness, obligations and liabilities of Borrower evidenced by or arising pursuant to any of the Loan Documents; and

              (iv) all renewals, extensions and modifications of the indebtedness referred to in the foregoing clauses, or any part thereof.

              "PBGC" shall mean the Pension Benefit Guaranty Corporation, and any successor to all or any of the Pension Benefit Guaranty Corporation's functions under ERISA.

              "Permitted Liens" shall mean: (i) Liens (if any) granted to Lender to secure any Obligation, (ii) Liens described on EXHIBIT G attached hereto, (iii) pledges or deposits made to secure payment of worker's compensation insurance (or to participate in any fund in connection with worker's compensation insurance), unemployment insurance, pensions or social security programs, (iv) Liens imposed by mandatory provisions of law such as for materialmen's, mechanics', warehousemen's and other like Liens arising in the ordinary course of business, securing Indebtedness whose payment is not yet due,
(v) Liens for taxes, assessments and governmental charges or levies imposed upon a Person or upon such Person's income or profits or property, if the same are not yet due and payable or if the same are being contested in good faith and as to which adequate cash reserves have been provided, (vi) Liens arising from good faith deposits in connection with tenders, leases, real estate bids or contracts (other than contracts involving the borrowing of money), pledges or deposits to secure public or statutory obligations and deposits to secure (or in lieu of) surety, stay, appeal or customs bonds and deposits to secure the payment of taxes, assessments, customs duties or other similar charges, (vii) encumbrances consisting of zoning restrictions, easements, or other restrictions on the use of real property, provided that such items do not impair the use of such property for the purposes intended, and none of which is violated by existing or proposed structures or land use, or (viii) purchase money security interests relating to equipment, goods or inventory purchased by Borrower.

              "Person" shall include an individual, a corporation (including without limitation Borrower), a joint venture, a general or limited partnership, a trust, a limited liability company, an unincorporated organization or a government or any agency or political subdivision thereof.

              "Plan" shall mean an employee benefit plan or other plan maintained by Borrower for employees of Borrower and covered by Title IV of ERISA, or subject to the minimum funding standards under Section 412 of the Code of 1954, as amended.

              "Process Agent" shall mean Roderick R. Baty whose address is 800 Tennessee Road, Erwin, Tennessee 37650.

              "Regulation D" shall mean Regulation D of the Board of Governors of the Federal Reserve System 12 C.F.R. Part 204, or any successor or other regulation relating to reserve requirements applicable to member banks of the Federal Reserve System.

              "Regulation G" shall mean Regulation G of the Board of Governors of the Federal Reserve System, 12 C.F.R. Part 207, or any successor or other regulation relating to reserve requirements applicable to member banks of the Federal Reserve System.

              "Regulation U" shall mean Regulation U promulgated by the Board of Governors of the Federal Reserve System, 12 C.F.R. Part 221, or any successor or other regulation hereafter

                                     5


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promulgated by said Board to replace the prior Regulation U and having substantially the same function.

              "Regulation X" shall mean Regulation X promulgated by the Board of Governors of the Federal Reserve System, 12 C.F.R. Part 224, or any successor or other regulation hereafter promulgated by said Board to replace the prior Regulation X and having substantially the same function.

              "Reportable Event" shall have the meaning assigned to such term in Title IV of ERISA.

              "Revolving Credit Note" shall mean the note executed by Borrower and delivered pursuant to the terms of this Agreement, together with any renewals, extensions or modifications thereof.

              "Solvent" means, with respect to any Person on a particular date, that on such date (i) the fair value of the property and assets of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person, (ii) the present fair salable value of the property and assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (iii) such Person is able to realize upon its assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (iv) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person's ability to pay as such debts and liabilities mature, and (v) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person's property would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such Person is engaged. In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

              "Temporary Cash Investment" shall mean any investment (i) in direct obligations of the United States of America or any agency thereof, or obligations fully guaranteed by the United States of America or any agency thereof, (ii) commercial paper rated in the highest grade by two (2) or more national credit rating agencies, and (iii) time deposits with, and certificates of deposit and banker's acceptances issued by, any Lender or any United States bank having capital surplus and undivided profits aggregating at least $1,000,000,000.

              "Voting Shares" of any corporation shall mean shares of any class or classes (however designated) having ordinary voting power for the election of at least a majority of the members of the Board of Directors (or other governing bodies) of such corporation, other than shares having such power only by reason of the happening of a contingency.

              SECTION 1.02. Other Definitional Provisions.

              (a) All terms defined in this Agreement shall have the above-defined meanings when used in the Revolving Credit Note or any Loan Documents, certificate, report or other document made or delivered pursuant to this Loan Agreement, unless the context therein shall otherwise require.

              (b) Defined terms used herein in the singular shall import the plural and vice-versa.

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              (c) The words "hereof," "herein," "hereunder" and similar terms when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

                                   ARTICLE II

                                CREDIT FACILITIES

              SECTION 2.01. Revolving Commitments. Subject to the terms and conditions of this Agreement (and in reliance upon the representations and warranties made hereunder), Lender agrees to lend to Borrower on a revolving basis in one or more Advances from time to time during the Commitment Period an aggregate principal amount equal to, but not to exceed, the Committed Sum. In the event that the outstanding principal of Advances shall at any time exceed the limitations herein, all such Advances shall nonetheless be entitled to all the benefits of this Agreement. Within the limits of this Section 2.01 and subject to the other terms and conditions of this Agreement, during the Commitment Period Borrower may borrow, repay and reborrow in accordance with the terms and conditions of this Agreement.

              SECTION 2.02. Manner of Borrowing.

              (a) Authorization to make Advances. Lender is authorized to make the Advances based upon any Notices of Borrowing or, at the discretion of Lender, if such Advances are necessary to satisfy any Obligation. All Notices of Borrowing hereunder shall specify the date on which the requested Advance is to be made (which day shall be a Business Day), the amount of the requested Advance(s) and whether the request is for a Fed Funds Advance(s) or a LIBOR Advance(s). Any Notice of Borrowing received after 11:00 A.M. Kingsport, Tennessee time on any day shall be deemed to have been made as of the opening of business on the immediately following Business Day. All Advances under this Agreement shall be conclusively presumed to have been made to, and at the request of and for the benefit of, Borrower when deposited to the credit of Borrower or otherwise disbursed or established in accordance with the instructions of Borrower or in accordance with the terms and conditions of this Agreement.

              (b) Notice Irrevocable. Each Notice of Borrowing shall be irrevocable and binding on Borrower, and Borrower shall indemnify Lender against any cost, loss or expense incurred by Lender as a result of any failure by Borrower to fulfill, on or before the date specified for an Advance, the conditions to such Advance set forth herein, including without limitation, any cost, loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by Lender to fund the Advance to be made by Lender.

              (c) Funding. After receiving a Notice of Borrowing in the manner provided herein, Lender shall, before 2:00 p.m. Kingsport, Tennessee time on the date an Advance(s) is requested as specified in a Notice of Borrowing, deposit in the account(s) designated by Borrower, pursuant to the terms and conditions of this Agreement, such Advance(s) in immediately available funds. Notwithstanding anything herein to the contrary, the permitted minimum Fed Funds Advance(s) shall be in conjunction with "Sweep" account arrangements; and the permitted minimum LIBOR Advance(s) shall be Five Hundred Thousand Dollars ($500,000.00) and multiples of Five Hundred Thousand Dollars ($500,000.00) with three (3) Business Days' prior written notice. Further, no more than four (4) LIBOR Advance(s) may be outstanding at any time.

              SECTION 2.03. Fees. Borrower shall pay the following fees to
Lender:

              An unused credit fee for the Commitment Period computed at a rate per annum (based on a year of 365 or 366 days, as the case may be) equal to One Hundred Twenty Five Thousandths of One Percent (.125%) on the average daily unborrowed amount of Lender's Committed Sum in effect during the period for which payment is made. Such commitment fees shall be payable quarterly in arrears on the last day of each March, June, September and December during the Commitment Period, and on the date of termination of the Commitment Period.

              SECTION 2.04. Voluntary Prepayments:

              (a) LIBOR Advances may be prepaid at any time on three (3) Business Days prior written notice. All payments of LIBOR Advances shall only be permitted in minimum levels of Five Hundred Thousand Dollars ($500,000.00) and in multiples of Five Hundred Thousand Dollars ($500,000.00). Borrower will reimburse and compensate Lender for any and all funding losses when LIBOR Advances are prepaid prior to the end of their respective Interest Periods.

              (b) All payments of Fed Funds Advances shall be permitted in any amounts in accordance with "Sweep" account arrangements.

              SECTION 2.05. Extension of Commitment Period. The Commitment Period shall expire automatically on the Commitment Termination Date; provided, however, Borrower, beginning on June 30, 1998, shall, subject to the approval of Lender, have an ability, annually, to extend the Commitment Termination Date by one (1) year. The right of Lender not to extend the Commitment Period shall be unconditional and within its sole discretion, notwithstanding that no Event of Default exists under this Agreement and the Loan Documents and regardless of the adequacy of the Collateral for Borrower's performance of its obligations hereunder and thereunder.

              SECTION 2.06. Use of Proceeds. Subject to this Agreement and the Loan Documents, the proceeds of each Advance shall be used for working capital and general corporate purposes of Borrower.

                                   ARTICLE III

                             NOTES AND NOTE PAYMENTS

              SECTION 3.01. Revolving Credit Note. The Advances made under
SECTION 2.01 hereof by Lender shall be evidenced by a promissory note ("Revolving Credit Note") executed by Borrower, which Revolving Credit Note shall (i) be dated the date hereof, (ii) be in the amount of Lender's Committed Sum, (iii) be payable to the order of Lender at its office in Kingsport, Tennessee, (iv) bear interest in accordance with SECTION 3.02 hereof, and (v) be in the form of EXHIBIT A attached hereto, which is incorporated fully herein by this reference, with blanks appropriately completed in conformity herewith. Notwithstanding the principal amount of the Revolving Credit Note as stated on the face thereof, the amount of principal actually owing on such Revolving Credit Note at any given time shall be the aggregate of the principal amount of all Advances theretofore made to Borrower hereunder, less all payments of principal theretofore actually received hereunder by Lender.

              SECTION 3.02. Interest Rates. Interest shall accrue on average daily outstanding principal balance of Advances at a rate per annum equal to the sum of LIBOR plus Sixty Five Hundredths of One Percent (.65%) (6.34 as of 5/30/97) or the Fed Funds effective rate plus One and One Half Percent (1.5%) (7.06 as of 5/30/97) for such day. Interest shall be paid by Borrower on each Interest Payment Date and shall be paid by Lender charging Borrower's Advance account. The final payment of all accrued and unpaid interest shall be due and payable on the date the outstanding principal amount of the Advances is paid or due and payable in full. Following and during the continuance of an Event of Default, the Advances shall, at Lender's option, bear interest on the outstanding principal amount thereof, for each day from the date of the Event of Default until the earlier of the date of the Advances are paid, or the Event of Default is cured at a rate equal to the Maximum Rate.

              SECTION 3.03. Calculation of Interest Rates. Interest hereunder shall be computed on the basis of a year of 360 days and paid for the actual number of days elapsed (including the first day but excluding the last day).

              SECTION 3.04. Manner and Application of Payments. Absent a Default or an Event of Default, the outstanding principal amount of the Advances (together with accrued and unpaid interest and expenses and any other obligations that may be due to the Lender under this Agreement or the Loan Documents) shall be due and payable by Borrower to Lender on the earlier of (i) the Commitment Termination Date; or (ii) the termination of this Agreement by Lender or Borrower in accordance with terms of this Agreement. All payments by Borrower shall be made to Lender at its address set forth herein in lawful money of the United States of America and in immediately available funds. Whenever any payment to be made hereunder shall be due on a day which is not a Business Day, such payment shall be made on the first Business Day thereafter, and such extension of time shall in such case be included in the computation of interest hereunder. As payments become due and payable, Lender may and is hereby authorized by Borrower, as set forth in SECTION 2.03, to charge Borrower's account in a manner to effect any such payments that are due.


                                   ARTICLE IV

                               CONDITIONS PRECEDENT

              SECTION 4.01. Initial Advances. The obligation of Lender to make its initial Advance hereunder is subject to the condition precedent that, on or before the date of such Advance, Lender shall have received from Borrower the following in form and substance satisfactory to Lender:

              (a) Revolving Credit Note. A duly executed Revolving Credit Note, payable to the order of Lender, in the form of EXHIBIT A.

              (b) Opinion of Borrower's Counsel. A favorable opinion of Covington & Burling, legal counsel for Borrower.

              (c) Officers' Certificate. A certificate signed by a duly authorized officer of Borrower, stating that (to the knowledge of such officer, after reasonable and due investigation and review of matters pertinent to the subject matter of such certificate): (i) all of the representations and warranties contained in ARTICLE VI hereof and the Loan Documents are true and correct in all material respects as of the date of the Advance; and (ii) no event has occurred and is continuing, or would result from the Advance, which constitutes a Default or an Event of Default.

              (d) Resolutions of Borrower. Resolutions of Borrower approving the execution, delivery and performance of this Agreement, the Revolving Credit Note, the Loan Documents and the transactions contemplated herein and therein, duly adopted by Borrower's Board of Directors and accompanied by a certificate of the Secretary or Assistant Secretary of Borrower stating that such resolutions are true and correct, have not been altered or repealed and are in full force and effect.

              (e) Incumbency Certificate of Borrower. A signed certificate of the Secretary or Assistant Secretary of Borrower which shall certify the names of the officers of Borrower authorized to sign each of the Loan Documents to be executed by such Person and the other documents or certificates to be delivered by such Person pursuant to the Loan Documents. Lender may conclusively rely on the certificate of Borrower until Lender shall receive a further certificate of the Secretary or Assistant Secretary of Borrower canceling or amending the prior certificate, provided such certificate does not retroactively void the prior certificate.

              (f) Certificates. Certificates of good standing (or other similar instruments) for Borrower by the Secretary of State of the state of incorporation of Borrower, and certificates of qualification and good standing (or other similar instruments) for Borrower issued by the Secretary of State of each of the states wherein Borrower is qualified to do business as a foreign corporation, each dated no more than thirty (30) days prior to the execution of this Agreement.

              (g) Charter and Bylaws. A copy of the charter/articles of incorporation of Borrower, and all amendments thereto, certified by the Secretary or Assistant Secretary of Borrower, and dated as of the date of the execution of this Agreement and a copy of the bylaws of Borrower, and all amendments thereto, certified by the Secretary or Assistant Secretary of Borrower, as being true, correct and complete as of the date of such certification.

              (h) Financial Information. Copies of the financial statements referred to in SECTION 7.01.

              (i) Litigation. A certificate signed by a duly authorized officer of Borrower stating that no litigation, investigation or proceeding before or by an arbitrator or Governmental Authority is continuing or, to the officer's knowledge, threatened against Borrower or to the officer's knowledge continuing or threatened against any of its officers, directors or affiliates (i) with respect to this Agreement, the Revolving Credit Note, any other Loan Documents or any of the transactions contemplated hereby or thereby, or (ii) which could have a Material Adverse Effect. Lender shall also receivea summary of all litigation in which Borrower or any of its officers, directors or affiliates is involved.

              (j) Insurance. Evidence satisfactory to Lender that Borrower has obtained and have in full force the insurance policies required by this Agreement.

              (k) Additional Information. Such other information and documents as may reasonably be required by Lender and Lender's legal counsel.

              SECTION 4.02. All Advances. The obligation of Lender to make any Advance under this Agreement (including the initial Advance) shall be subject to the following conditions precedent:

              (a) No Defaults. As of the date of the making of such Advance there exists no Default or Event of Default.

              (b) Compliance with Agreement. Borrower shall have performed and complied in all material respects with all agreements and conditions contained herein and in each of the Loan Documents which are required to be performed or complied with by Borrower before or on the date of such Advance.

              (c) No Material Adverse Change. As of the date of making such Advance, no change that would cause a Material Adverse Effect has occurred since the date of the financial statements referenced in SECTION 6.06.

              (d) Representations and Warranties. The representations and warranties contained in ARTICLE VI hereof and in each of the Loan Documents shall be true in all material respects on the date of making of such Advance, with the same force and effect as though made on and as of that date (excluding, however, any representations or warranties which are made only as of a specified date).

              (e) Financial Statements. The most recent financial statements of Borrower delivered to Lender pursuant to SECTION 7.01 are true and correct in all material respects, fairly represent the financial condition of Borrower and have been prepared in accordance with Generally Accepted Accounting Principles applied on a basis consistent with that of prior periods, provided that interim statements shall be subject to year end audit adjustments; as of the date of such financial statements, there were no obligations, liabilities or Indebtedness (including contingent and indirect liabilities and obligations or unusual forward or long-term commitments) of Borrower which were (separately or in the aggregate) material and required to be included thereon in accordance with Generally Accepted Accounting Principles and not reflected in such financial statements.

              (f) Bankruptcy Proceedings. No proceeding or case under the United States Bankruptcy Code shall have been commenced by or against Borrower.


                                  ARTICLE V

                                 COLLATERAL

               The Advance(s) made pursuant to this Agreement shall be unsecured.


                                  ARTICLE VI

                          REPRESENTATIONS AND WARRANTIES

              To induce Lender to make Advances hereunder, Borrower represents and warrants to Lender that:

              SECTION 6.01. Organization and Good Standing. Borrower is a corporation duly organized and existing in good standing under the laws of the state of its incorporation, is duly qualified as a foreign corporation and in good standing in all states where such qualification is required and has the corporate power and authority to own its properties and assets and to transact the business in which it is engaged and is or will be qualified in those states wherein qualification is required in the future.

              SECTION 6.02. Authorization and Power. Borrower has the corporate power and requisite authority to execute, deliver and perform the Loan Documents to be executed by it. Borrower is duly authorized to, and has taken all corporate action necessary to authorize it to, execute, deliver and perform the Loan Documents executed by it. Borrower is and will continue to be duly authorized to perform the Loan Documents executed by it.

              SECTION 6.03. No Conflicts or Consents. Neither the execution and delivery of the Loan Documents, nor the consummation of any of the transactions therein contemplated, nor compliance with the terms and provisions thereof, will contravene or materially conflict with any provision of law, statute or regulation to which Borrower is subject or any judgment, license, order or permit applicable to Borrower, or any indenture, loan agreement, mortgage, deed of trust, or other material agreement or instrument to which Borrower is a party or by which Borrower may be bound, or to which Borrower may be subject, or violate any provision of the charter or bylaws of Borrower. No consent, approval, authorization or order of any court or governmental authority or third party is required in connection with the execution and delivery by Borrower of the Loan Documents or to consummate the transactions contemplated hereby or thereby.

              SECTION 6.04. Enforceable Obligations. The Loan Documents have been duly executed and delivered by Borrower and are the legal and binding obligations of Borrower, enforceable in accordance with their respective terms, except as limited by Debtor Laws and general principles of equity.

              SECTION 6.05. No Liens. Except for Permitted Liens, all of the properties and assets owned by Borrower are free and clear of all Liens and other material adverse claims of any nature, and Borrower has good and marketable title to such properties and assets.

              SECTION 6.06. Financial Condition. Borrower has delivered to Lender copies of the consolidated and consolidating balance sheet of Borrower as of December 31, 1996, and the related consolidated and consolidating statements of income, stockholders' equity and changes in financial position for the year ended such date, certified by independent certified public accountants; such financial statements are true and correct in all material respects, fairly represent the financial condition of Borrower as of such date and have been prepared in accordance with Generally Accepted Accounting Principles applied on a basis consistent with that of prior periods; no changes having a Material Adverse Effect have occurred since the date of such financial statements.

              SECTION 6.07. Full Disclosure. There is no fact within Borrower's knowledge that Borrower has not disclosed to Lender which would have any significant probably of creating a Material Adverse Effect. This Agreement, the other Loan Documents, and certificates and financial and other statements furnished to Lender by or on behalf of Borrower in connection with transactions contemplated hereby, when read, together, do not contain any untrue statement of a material fact or omit to state any material fact necessary to keep the statements contained herein or therein from being misleading.

              SECTION 6.08. No Default. No event has occurred and is continuing which constitutes a Default or an Event of Default.

              Section 6.09. Material Agreements. Borrower is not in default in any material respect under any contract, lease, loan agreement, indenture, mortgage, security agreement or other material agreement or obligation to which it is a party or by which any of its properties is bound excluding such defaults which would have not have a Material Adverse Effect.

              SECTION 6.10. No Litigation. Except as disclosed on EXHIBIT B (which is incorporated fully herein by this reference), there are no actions, suits or legal, equitable, arbitration or administrative proceedings pending, or to the knowledge of Borrower threatened, against Borrower that could, if adversely determined, have a Material Adverse Effect. There has been no change since the date of this Agreement in the status of any of the actions, suits, investigations, litigation or proceedings referred to in the litigation disclosed to Lender pursuant to EXHIBIT B that is materially adverse to Borrower or to any transactions contemplated by any Loan Document.

              SECTION 6.11. Burdensome Contracts. Borrower is not a party to, or bound by, any contract which is a burdensome contract having a Material Adverse Effect.

              SECTION 6.12. Regulatory Defects. As of the date hereof, Borrower has advised Lender, in writing, of all regulatory defects of which Borrower has actual knowledge.

              SECTION 6.13. Use of Proceeds; Margin Stock. The proceeds of the Advances hereunder will be used by Borrower solely for the purposes herein specified. None of such proceeds will be used for the purpose of purchasing or carrying any "margin stock" as defined in Regulation U, Regulation X, or Regulation G, or for the purpose of reducing or retiring any Indebtedness which was originally incurred to purchase or carry a "margin stock" or for any other purpose which might constitute this transaction a "purpose credit" within the meaning of such Regulation U, Regulation X, or Regulation G. Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stocks. Neither Borrower nor any Person acting on behalf of Borrower has taken or will take any action which might cause the Advances or any of the other Loan Documents, including this Agreement, to violate Regulation U, Regulation X, or Regulation G or any other regulations of the Board of Governors of the Federal Reserve System or to violate Section 8 of the Securities Exchange Act of 1934 or any rule or regulation thereunder, in each case as now in effect or as the same may hereinafter be in effect. Borrower owns no "margin stock."

              SECTION 6.14 Taxes. All tax returns required to be filed by Borrower in any jurisdiction have been filed and all taxes (including mortgage recording taxes), assessments, fees and other governmental charges required to be paid by Borrower have been paid or appropriate reserves have been established on Borrower's books with respect thereto. To Borrower's knowledge, there is no proposed tax deficiency assessment against Borrower and there is no basis for such assessment.

              SECTION 6.15. Principal Office, Etc. The principal office, chief executive office and principal place of business of Borrower is at 800 Tennessee Road, Erwin, Tennessee 37650, Borrower maintains its principal records and books at such address.

              SECTION 6.16. ERISA. (a) No Reportable Event has occurred and is continuing with respect to any Plan; (b) PBGC has not instituted proceedings to terminate any Plan; (c) neither the Borrower, any member of the Controlled Group, nor any duly-appointed administrator of a Plan (i) has incurred any liability to PBGC with respect to any Plan other than for premiums not yet due or payable, or (ii) has instituted or intends to institute proceedings to terminate any Plan under Sections 4041 or 4041A of ERISA or withdraw from any Multi-Employer Pension Plan (as that term is defined in Section 3(37) of ERISA); (d) each Plan of Borrower has been maintained and funded in all material respects in accordance with its terms and with all provisions of ERISA and the Code applicable thereto; (e) Borrower and all members of any Controlled Group have complied with all applicable minimum funding requirements of ERISA and the Code with respect to each Plan; (f) no member of any Controlled Group has been required to contribute to a Multi-Employer Pension Plan since September 2, 1974 except as set forth on EXHIBIT
C (which is incorporated fully herein by this reference); (g) there are no unfunded benefit liabilities (as defined in Section 4001(a)(18) of ERISA) with respect to any Plan of Borrower or any member of the Controlled Group which pose a risk of causing a lien to be created in the assets of Borrower, and (h) no material prohibited transaction under the Code or ERISA has occurred with respect to any Plan of Borrower or a member of the Controlled Group.

              SECTION 6.17. Compliance with Law. Borrower is in compliance with all laws, rules, regulations, orders and decrees which are applicable to Borrower or its properties, excluding such violations which would not have a Material Adverse Effect.

              SECTION 6.18. Government Regulation. Borrower is not subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, the Investment Company Act of 1940, the Interstate Commerce Act (as any of the preceding acts have been amended), or any other law (other than Regulation X) which regulates the incurring by Borrower of Indebtedness, including but not limited to laws relating to common contract carriers or the sale of electricity, gas, steam, water, or other public utility services.

              SECTION 6.19. Insider. Borrower is not, and no Person having "control" (as that term is defined in 12 U.S.C. Section 375(b)(5) or in regulations promulgated pursuant thereto) of Borrower is, an "executive officer," "director," or "principal shareholder" (as those terms are defined in 12 U.S.C. Section 375(b) or in regulations promulgated pursuant thereto) of Lender, of a bank holding company of which Lender may be a subsidiary, or of any subsidiary of a bank holding company of which Lender may be a subsidiary, or of any bank at which Lender maintains a "correspondent account" (as such term is defined in such statute or regulations), or of any bank which maintains a correspondent account with Lender.

              SECTION 6.20. Subsidiaries. Set forth on EXHIBIT D hereto is a complete and accurate list of all subsidiaries as of the date of this Agreement, showing as of such date (as to each such subsidiary) the jurisdiction of its incorporation, the number of shares of each class of capital stock outstanding on the date of this Agreement and the direct owner of the outstanding shares of each such class owned and the jurisdictions in which such subsidiary is qualified to do business as a foreign corporation. All of the outstanding capital stock of all subsidiaries has been validly issued, is fully paid and non-assessable and is owned by Borrower or a Subsidiary free and clear of all Liens other than Permitted Liens.

              SECTION 6.21. Fair Labor Standards Act. Borrower has complied in all material respects with, and will continue to comply in all material respects with, the provisions of the Fair Labor Standards Act of 1938, 29 U.S.C. Section 200, et seq., as amended from time to time (the "FSLA"), including specifically, but without limitation, 29 U.S.C. Section 21 5(a). This representation and warranty, and each re-confirmation hereof, shall constitute written assurance from Borrower, given as of the date hereof and as of the date of each re-confirmation, that Borrower has complied in all material respects with the requirements of the FSLA, in general, and Section 15(a)(1), 29 U.S.C. Section 15(a)(1), thereof, in particular.

              SECTION 6.22. Casualties. Neither the business nor the properties of Borrower are affected by any environmental hazard, fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or other casualty, which could have a Material Adverse Effect.

              SECTION 6.23. Investment Company Act. Borrower is not an "investment company" registered or required to be registered under the Investment Company Act of 1940, as amended, and is not controlled by such a company.

              SECTION 6.24. Sufficiency of Capital. Borrower is, and after consummation of this Agreement and after giving effect to all Indebtedness incurred and Liens created by Borrower in connection herewith will be, Solvent.

              SECTION 6.25. Hazardous Substances. Except as disclosed on
EXHIBIT E (which is incorporated fully herein by this reference) and for the presence of such hazardous substances, petroleum products, or underground storage tanks the clean-up of which would not have a Material Adverse Effect, the real properties owned by Borrower are free from "hazardous substances" as defined by the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. Sections 9601 et seq., as amended, and the regulations promulgated pursuant thereto, and no portion of such property is subject to federal, state or local regulation or liability because of the presence of stored, leaked or spilled petroleum products, waste materials or debris, "PCB's" or PCB items (as defined in 40 C.F.R. Section 761.3), underground storage tanks, "asbestos" (as defined in 40 C.F.R. Section 763.63) or the past or present accumulation, spillage or leakage of any such substance.

              SECTION 6.26. Corporate Name. Borrower has not, during the preceding five (5) years, been known as or used any other corporate, fictitious or tradenames except as disclosed on EXHIBIT F (which is incorporated fully herein by this reference).

              SECTION 6.27. Representations and Warranties. Each Notice of Borrowing shall constitute, without the necessity of specifically containing a written statement, a representation and warranty by Borrower that no Default or Event of Default exists and that all representations and warranties contained in this ARTICLE VI or in any other Loan Document are true and correct in all material respects on and as of the date the requested Advance is to be made (excluding any representations or warranties made as of a specific date).

              SECTION 6.28. Survival of Representations and Warranties. All representations and warranties by Borrower herein shall survive delivery of the Revolving Credit Note and the making of the Advance, and any investigation at any time made by or on behalf of Lender shall not diminish Lender's right to rely thereon.

                                   ARTICLE VII

                              AFFIRMATIVE COVENANTS

              So long as Lender has any commitment to make Advances hereunder, and until payment in full of the Revolving Credit Note and the performance of the Obligations, Borrower agrees that:

              SECTION 7.01. Financial Statements, Reports and Documents. Borrower shall deliver to Lender each of the following:

              (a) Quarterly Statements. As soon as available, and in any event within forty-five (45) days after the end of each quarterly fiscal period (except the last) of each fiscal year of Borrower, copies of the quarterly Form 10-Q Statements consolidated and consolidating balance sheet of Borrower as of the end of such quarterly fiscal period, and statements of income and retained earnings and changes in financial position of Borrower for that quarterly fiscal period and for the portion of the fiscal year ending with such period, in each case setting forth in comparative form the figures of the corresponding period of the preceding fiscal year, all in reasonable detail, and certified by the chief financial officer of Borrower as being true and correct in all material respects and as having been prepared in accordance with Generally Accepted Accounting Principals, subject to year-end audit adjustments;

              (b) Annual Statements. As soon as available, and in any event within ninety days (90) days after the close of each fiscal year of Borrower, copies of the consolidated and consolidating balance sheet of Borrower as of the close of such fiscal year and statements of income and retained earnings and changes in financial position of Borrower for such fiscal year, in each case setting forth in comparative form the figures for the preceding fiscal year, all in reasonable detail and accompanied by an opinion thereon (which shall not be qualified by reason of any limitation imposed by Borrower) of Price Waterhouse, LLP or of other independent public accountants of recognized national standing selected by Borrower to the effect that such consolidated financial statements have been prepared in accordance with Generally Accepted Accounting Principles consistently maintained and applied (except for changes in which such accountants concur) and that the examination of such accounts in connection with such financial statements has been made in accordance with generally accepted auditing standards and, accordingly, includes such tests of the accounting records and such other auditing procedures as were considered necessary in the circumstances;

              (c) Audit Reports. Promptly upon receipt thereof, one copy of each written report submitted to Borrower by independent accountants in any annual, quarterly or special audit made, it being understood and agreed that all audit reports which are furnished to Lender pursuant to this ARTICLE VII shall be treated as confidential, but nothing herein contained shall limit or impair Lender's right to disclose such reports to any appropriate Governmental Authority to the extent required by law, or to use such information to enforce compliance with the terms and conditions of this Agreement, or to take any lawful action which Lender reasonably deems necessary to protect its interests under this Agreement;

              (d) SEC Other Reports. Promptly upon its becoming available, one copy of each financial statement, report, notice or proxy statement sent by Borrower to stockholders generally and of each regular or periodic report, registration statement or prospectus filed by Borrower with any securities exchange or the Securities and Exchange Commission or any successor agency, and of any order issued by any Governmental Authority in any proceeding to which Borrower is a party;

              (e) Compliance Certificate. Within forty-five (45) days after the end of each fiscal quarter of Borrower hereafter, a certificate executed by the chief financial officer or chief executive officer of Borrower, stating that a review of the activities of Borrower during such fiscal quarter has been made under his supervision and that, to such officer's knowledge, Borrower has observed, performed and fulfilled in all material respects each and every obligation and covenant contained herein and no Default has occurred and is continuing or, if any Default shall have occurred and is continuing, specifying the nature and status thereof;

              (f) Annual Forecasts. As soon as available, and in any event within ninety (90) days after the close of each fiscal year of Borrower, annual forecasts for Borrower, including without limitation, a balance sheets, income statements, and statement of cash flows - all in detail reasonably satisfactory to Lender.

              (g) Other Information. Such other information concerning the business, properties or financial condition of Borrower as Lender shall reasonably from time to time request.

              SECTION 7.02. Payment of Taxes and Other Indebtedness. Borrower shall pay and discharge (i) all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits, or upon any property belonging to it, before delinquent, (ii) all lawful claims (including claims for labor, materials and supplies), which, if unpaid, might give rise to a Lien upon any of its property, and (iii) all of its other Indebtedness, except as prohibited hereunder; provided, however, that Borrower shall not be required to pay any such tax, assessment, charge, levy or indebtedness if and so long as the amount, applicability or validity thereof shall currently be contested in good faith by appropriate proceedings and appropriate accruals and cash reserves therefor have been established in accordance with Generally Accepted Accounting Principles.

              SECTION 7.03. Maintenance of Existence and Rights; Conduct of Business. Borrower shall preserve and maintain its corporate existence and all of its rights, privileges and franchises necessary or desirable in the normal conduct of its business, and conduct its business consistent with good business practices.

              SECTION 7.04. Notice of Default. Borrower shall furnish to Lender promptly upon becoming aware of the existence of any condition or event which constitutes a Default, written notice specifying the nature and period of existence thereof and the action which Borrower is taking or proposes to take with respect thereto.

              SECTION 7.05. Other Notices. Borrower shall promptly notify
Lender of (i) any material adverse change in its financial condition or its business, (ii) any default under any material agreement, contract or other instrument to which it is a party or by which any of its properties are bound, which could have a Material Adverse Effect, or any acceleration of the maturity of any Indebtedness owing by Borrower, (iii) any claim against or affecting Borrower or any of its properties which could have a Material Adverse Effect and
(iv) the commencement of, and any material determination in, any litigation with any third party or any proceeding before any Governmental Authority affecting Borrower, which could have a Material Adverse Effect

              SECTION 7.06. Compliance with Loan Documents. Borrower shall promptly comply in all material respects with any and all covenants and provisions of the Loan Documents executed by it.

              SECTION 7.07. Compliance with Material Agreements. Borrower shall comply with all material agreements, indentures, mortgages or documents binding on it or affecting its properties or business, excluding such defaults which would not have a Material Adverse Effect.

              SECTION 7.08. Operations and Properties. Borrower shall keep in good working order and condition, ordinary wear and tear excepted, all of its assets and properties which are necessary to the conduct of its business.

              SECTION 7.09. Books and Records; Access. Borrower, upon reasonable notice, shall give any representative of Lender reasonable access during all business hours to, and permit such representative to examine, copy or make excerpts from, any and all books, records and documents in the possession of Borrower and relating to its affairs and which are material to the transactions hereunder, and to inspect any of the properties of Borrower; provided that any such inspection shall be conducted in such a manner as to not unreasonably interfere with Borrower's business operations. Borrower shall maintain complete and accurate books and records of its transactions in accordance with good accounting practices.

              SECTION 7.10. Compliance with Law. Borrower shall comply with all applicable laws, rules, regulations, and all orders of any Governmental Authority applicable to it or any of its property, business operations or transactions, a breach of which could have a Material Adverse Effect.

              SECTION 7.11. Insurance. Borrower shall maintain worker's compensation insurance, liability insurance and insurance on its properties, assets and business, now owned or hereafter acquired, against such casualties, risks and contingencies, and in such types and amounts, as are consistent with customary practices and standards of companies engaged in similar businesses.

              SECTION 7.12. Authorizations and Approvals. Borrower shall promptly obtain, from time to time at its own expense, all such governmental licenses, authorizations, consents, permits and approvals as may be required to enable it to comply with its obligations hereunder and under the other Loan Documents.

              SECTION 7.13. ERISA Compliance. Borrower shall (i) at all times, make prompt payment of all contributions required under all Plans and required to meet the minimum funding standard set forth in ERISA with respect to its Plans, (ii) within thirty (30) days after the filing thereof, furnish to Lender copies of each annual report/return (Form 5500 Series), as well as all schedules and attachments required to be filed with the Department of Labor and/or the Internal Revenue Service pursuant to ERISA, and the regulations promulgated thereunder, in connection with each of its Plans for each Plan year, (iii) notify Lender promptly of any fact, including, but not limited to, any Reportable Event arising in connection with any of its Plans, which might constitute grounds for termination thereof by the PBGC or for the appointment by the appropriate United States District Court of a trustee to administer such Plan, together with a statement, if requested by Lender, as to the reason therefor and the action, if any, proposed to be taken with respect thereto, and
(iv) furnish to Lender, upon its
request, such additional information concerning any of its Plans as may be reasonably requested.

              SECTION 7.14. Further Assurances. Borrower shall make, execute or endorse, and acknowledge and deliver or file or cause the same to be done, all such vouchers, invoices, notices, certifications and additional agreements, or other assurances, and take any and all such other action, as Lender may, from time to time, deem reasonably necessary or proper in connection with any of the Loan Documents, or the obligations of Borrower thereunder.

              SECTION 7.15. Indemnity by Borrower. Borrower shall indemnify, save, and hold harmless Lender and its directors, officers, agents, attorneys, and employees (collectively, the "Indemnitees") from and against: (i) any and all claims, demands, actions, or causes of action that are asserted against any Indemnitee by any Person if the claim, demand, action, or cause of action directly or indirectly relates to a claim, demand, action, or cause of action that the Person asserts or may assert against Borrower, any Affiliate of Borrower or any officer, director or shareholder of Borrower, (ii) any and all claims, demands, actions or causes of action that are asserted against any Indemnitee if the claim, demand, action or cause of action directly or indirectly relates to the Commitment, the use of proceeds of the Advances, or the relationship of Borrower and Lender under this Agreement or any transaction contemplated pursuant to this Agreement, (iii) any administrative or investigative proceeding by any Governmental Authority directly or indirectly related to a claim, demand, action or cause of action described in clauses (i) or (ii) above, and (iv) any and all liabilities, losses, costs, or expenses (including attorneys' fees and disbursements) that any Indemnitee suffers or incurs as a result of any of the foregoing; provided, however, that Borrower shall have no obligation under this Section to Lender with respect to any of the foregoing arising out of the gross negligence or willful misconduct of Lender or the breach by Lender of this Agreement or from the transfer or disposition of the Revolving Credit Note, or any interest therein, by Lender. If any claim, demand, action or cause of action is asserted against any Indemnitee, such Indemnitee shall promptly notify Borrower, but the failure to so promptly notify Borrower shall not affect Borrower's obligations under this Section unless such failure materially prejudices Borrower's right to participate in the contest of such claim, demand, action or cause of action, as hereinafter provided. If requested by Borrower in writing and so long as no Default or Event of Default shall have occurred and be continuing, such Indemnitee shall in good faith contest the validity, applicability and amount of such claim, demand, action or cause of action and shall permit Borrower to participate in such contest. Any Indemnitee that proposes to settle or compromise any claim or proceeding for which Borrower may be liable for payment of indemnity hereunder shall give Borrower written notice of the terms of such proposed settlement or compromise reasonably in advance of settling or compromising such claim or proceeding and shall obtain Borrower's concurrence thereto which concurrence shall not be unreasonably withheld. Each Indemnitee is authorized to employ counsel in enforcing its rights hereunder and in defending against any claim, demand, action, or cause of action covered by this Section; provided, however, that each Indemnitee shall endeavor, but shall not be obligated, in connection with any matter covered by this Section which also involves other Indemnitees, to use reasonable efforts to avoid unnecessary duplication of effort by counsel for all Indemnitees. Any obligation or liability of Borrower to any Indemnitee under this Section shall survive the expiration or termination of this Agreement and the repayment of the Obligations.

                                   ARTICLE VIII

                                 NEGATIVE COVENANT

              So long as Lender has any commitment to make Advances hereunder, and until payment in full of the Revolving Credit Note and the performance of the Obligation, Borrower agrees that:

              SECTION 8.01. Limitation on Indebtedness. Without Lender's prior written consent, Borrower shall not incur, create, contract, waive, assume, have outstanding, guarantee or otherwise be or become, directly or indirectly, liable in respect of any Indebtedness, except (i) Indebtedness arising out of this Agreement, (ii) Indebtedness secured by the Permitted Liens, (iii) current liabilities for taxes and assessments incurred in the ordinary course of business, (iv) Indebtedness in respect of current accounts payable or accrued (other than for borrowed funds or purchase money obligations) and incurred in the ordinary course of business, provided that all such liabilities, accounts and claims shall be promptly paid and discharged when due or in conformity with customary trade terms, and (v) Indebtedness of Borrower as reflected in the audited consolidated financial statement of Borrower as of December 31, 1996.

              SECTION 8.02. Negative Pledge. Borrower shall not create, incur, permit or suffer to exist any Lien upon any of its property or assets, now owned or hereafter acquired, except for Permitted Liens.

              SECTION 8.03. Restrictions on Dividends. If an Event of Default exists, or such action would cause an Event of Default, Borrower shall not directly or indirectly declare any Dividend provided that a Default or Event of Default shall not limit Borrower from paying a Dividend declared when such Event of Default did not exist.

              SECTION 8.04. Limitation on Investments. Borrower shall not make or have outstanding any passive investments except for Temporary Cash Investments and such other "cash equivalent" investments as Lender may from time to time approve.

              SECTION 8.05. Certain Transactions. Except for Borrower's home equity loan policy for relocated employees (provided such loan policy does not collectively exceed five hundred thousand dollars ($500,000.00) in any fiscal year), Borrower shall not enter into any transaction with, or pay any management fees to, any Affiliate, management personnel, employees or shareholders; provided, however, that Borrower may enter into such transactions upon terms not less favorable to Borrower than would be obtainable at the time in comparable transactions of Borrower in arms - length dealings with Persons other than the said parties.

              SECTION 8.06. Limitation on Sale of Properties. Borrower shall not (i) sell, assign, convey, exchange, lease or otherwise dispose of any of its properties, rights, assets or business, whether now owned or hereafter acquired, except in the ordinary course of its business and for a fair consideration, or
(ii) sell, assign or discount any Accounts.

              SECTION 8.07. Name, Fiscal Year and Accounting Method. Borrower shall not change its name, fiscal year or method of accounting except as required by Generally Accepted Accounting Principles; provided, however, Borrower may change its name if Borrower has given Lender sixty (60) days prior written notice of such name change.

              SECTION 8.8. Earnings. Borrower's earning shall not reduce by more than fifty percent (50%) of Borrower's earnings in the Borrower's immediately preceding fiscal year - to be calculated on an annual basis.

              SECTION 8.9. Liquidation, Mergers, Consolidations, Purchase and Dispositions Purchase and of Substantial Assets. If an Event of Default exists, or such action would cause an Event of Default, Borrower shall not dissolve or liquidate, or become a party to any merger or consolidation, or acquire by purchase, lease or otherwise all or substantially all of the assets or capital stock of any Person, or sell, transfer, lease or otherwise dispose of all or any substantial part of its property or assets or business without the prior written consent of Lender, which consent may be withheld in the sole and absolute discretion of Lender.

              SECTION 8.10. Lines of Business. Borrower shall not discontinue any of its existing lines of business.

              SECTION 8.11. No Amendments. Borrower shall not amend its certificate of incorporation or bylaws; provided, however, Borrower may amend its certificate of incorporation or bylaws if Borrower has given Lender sixty
(60) days prior written notice of such amendment.


                               ARTICLE IX

                           EVENTS OF DEFAULT

              SECTION 9.01. Events of Default. An "Event of Default" shall exist if any one or more of the following events (herein collectively called "Events of Default") shall occur and be continuing fifteen (15) days after Lender provides Borrower written notice thereof:

              (a) Borrower shall fail to pay when due any principal of, or interest on, the Revolving Credit Note or shall fail to pay when due any fee, expense or other payment required hereunder.

              (b) any representation or warranty made under this Agreement, or any of the other Loan Documents, or in any certificate or statement furnished or made to Lender pursuant hereto or in connection herewith or with the Advances hereunder, shall prove to be untrue or inaccurate in any material respect as of the date on which such representation or warranty is made;

              (c) material default shall occur in the performance of any of the covenants or agreements of Borrower hereunder or in any of the other Loan Documents;

              (d) default shall occur in the payment of any material Indebtedness of Borrower (other than the Obligation) or default shall occur in respect of any note, loan agreement or credit agreement relating to any such Indebtedness and such default shall continue for more than the period of grace, if any, specified therein; or any such Indebtedness shall become due before its stated maturity by acceleration of the maturity thereof or shall become due by its terms and shall not be promptly paid or extended;

              (e) any of the Loan Documents shall cease to be legal, valid and binding agreements enforceable against the Borrower in accordance with the respective terms thereof or shall in any way be terminated or become or be declared ineffective or inoperative or shall in any way whatsoever cease to give or provide the respective rights, titles, interests, remedies, powers or privileges intended to be created thereby;

              (f) Borrower shall (i) apply for or consent to the appointment of a receiver, trustee, custodian, intervenor or liquidator of itself or of all or a substantial part of its assets, (ii) file a voluntary petition in bankruptcy, admit in writing that it is unable to pay its debts as they become due or generally not pay its debts as they become due, (iii) make a general assignment for the benefit of creditors, (iv) file a petition or answer seeking reorganization of an arrangement with creditors or to take advantage of any bankruptcy or insolvency laws, (v) file an answer admitting the material allegations of, or consent to, or default in answering, a petition filed against it in any bankruptcy, reorganization or insolvency proceeding, or (vi) take corporate action for the purpose of effecting any of the foregoing;

              (g) an involuntary petition or complaint shall be filed against Borrower seeking bankruptcy or reorganization of it or the appointment of a receiver, custodian, trustee, intervenor or liquidator of it, or all or substantially all of its assets, and such petition or complaint shall not have been dismissed within sixty (60) days of the filing thereof; or an order, order for relief, judgment or decree shall be entered by any court of competent jurisdiction or other competent authority approving a petition or complaint seeking reorganization of Borrower or appointing a receiver, custodian, trustee, intervenor or liquidator of it, or of all or substantially all of its assets;

              (h) any final judgment for the payment of money in excess of the sum of one million five hundred thousand dollars ($1,500,000) shall be rendered against Borrower, or any other judgment having a Material Adverse Effect.

              (i) both the following events shall occur: (i) either (x) proceedings shall have been instituted to terminate, or a notice of termination shall have been filed with respect to, any Plan (other than a Multi-Employer Pension Plan as that term is defined in Section 3(37) of ERISA) by Borrower, any member of the Controlled Group, PBGC or any representative of any thereof, or any such Plan shall be terminated, in each case under Section 4041 or 4042 of ERISA, or (y) a Reportable Event, the occurrence of which would cause the imposition of a lien under Section 4068 of ERISA, shall have occurred with respect to any Plan (other than a Multi-Employer Pension Plan as that term is defined in Section 3(37) of ERISA) and be continuing for a period of sixty (60) days; and (ii) the sum of the estimated liability to PBGC under Section 4062 of ERISA and the currently payable obligations of Borrower to fund liabilities (in excess of amounts required to be paid to satisfy the minimum funding standard of
Section 412 of the Code) under the Plan or Plans subject to such event shall exceed ten percent (10%) of Net Worth at such time;

              (j) any or all of the following events shall occur with respect to any Multi-Employer Pension Plan (as that term is defined in Section 3(37) of ERISA) to which Borrower contributes or contributed on behalf of its employees:
(i) Borrower incurs a withdrawal liability under Section 4201 of ERISA; or (ii) any such plan is "in reorganization" as that term as that term is defined in
Section 4241 of ERISA; or (iii) any such Plan is terminated under Section 4041A of ERISA, and Lender determines in good faith that the aggregate liability likely to be incurred by Borrower as a result of all or any of the events specified in Subsections (i), (ii) and (iii) above occurring, shall have a Material Adverse Effect; or

              (k) there shall occur any change in the condition (financial or otherwise) of Borrower which, in the reasonable opinion of Lender, has a Material Adverse Effect.

              SECTION 9.02. Remedies Upon Event of Default. If an Event of Default shall have occurred and be continuing, then Lender may exercise any one or more of the following rights and remedies, and any other remedies provided in any of the Loan Documents, as Lender in its sole discretion, may deem necessary or appropriate, in each case upon notice to Borrower: (i) terminate Lender's commitment to lend hereunder, (ii) declare the principal of, and all interest then accrued on, the Revolving Credit Note and any other liabilities hereunder to be forthwith due and payable, whereupon the same shall forthwith become due and payable without presentment, demand, protest, notice of default, notice of acceleration or of intention to accelerate or other notice of any kind, all of which Borrower hereby expressly waives, anything contained herein or in the Revolving Credit Note to the contrary notwithstanding, (iii) reduce any claim to judgment, and/or (iv) without notice of default or demand, pursue and enforce any of Lender's rights and remedies under the Loan Documents, or otherwise provided under or pursuant to any applicable law or agreement; provided, however, that if any Event of Default specified in SECTION 9.01 (f) and (g) shall occur, the principal of, and all interest on, the Revolving Credit Note and other liabilities hereunder shall thereupon become due and payable concurrently therewith, and Lender's obligations to lend shall immediately terminate hereunder, without any further action by Lender and without presentment, demand, protest, notice of default, notice of acceleration or of intention to accelerate or other notice of any kind, all of which Borrower hereby expressly waives.


                                ARTICLE X

                              MISCELLANEOUS


              SECTION 10.01. Modification. All modifications, consents, amendments or waivers of any provision of any Loan Document, or consent to any departure by Borrower therefrom, shall be effective only if the same shall be in writing and concurred in by Lender and then shall be effective only in the specific instance and for the purpose for which given.

              SECTION 10.02. Accounting Terms and Reports. All accounting terms not specifically defined in this Agreement shall be construed in accordance with Generally Accepted Accounting Principles consistently applied on the basis used by Borrower in prior years. All financial reports furnished by Borrower to Lender pursuant to this Agreement shall be prepared in such form and such detail as shall be reasonably satisfactory to Lender, shall be prepared on the same basis as those prepared by Borrower in prior years and shall be the same financial reports as those furnished to Borrower's officers and directors.

              SECTION 10.03. Waiver. No failure to exercise, and no delay in exercising, on the part of Lender, any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right. The rights of Lender hereunder and under the Loan Documents shall be in addition to all other rights provided by law and/or equity. No modification or waiver of any provision of this Agreement, the Revolving Credit Note or any Loan Documents, nor consent to departure therefrom, shall be effective unless in writing and no such consent or waiver shall extend beyond the particular case and purpose involved. No notice or demand given in any case shall constitute a waiver of the right to take other action in the same, similar or other instances without such notice or demand.

              SECTION 10.04. Payment of Expenses. Borrower agrees to pay all costs and expenses of Lender (including, without limitation, the reasonable attorneys' fees of Lender's legal counsel) incurred by Lender in connection with the preservation and enforcement of Lender's rights under this Agreement, the Revolving Credit Note, and/or the other Loan Documents, and all reasonable costs and expenses of Lender (including without limitation the reasonable fees and expenses of Lenders' legal counsel) in connection with the negotiation, preparation, execution and delivery of this Agreement, the Revolving Credit Note, and the other Loan Documents and any and all amendments, modifications and supplements thereof or thereto.

              SECTION 10.05. Notices. Except for telephonic notices permitted herein, any notices or other communications required or permitted to be given by this Agreement or any other documents and instruments referred to herein must be
(i) given in writing and personally delivered or mailed by prepaid certified or registered mail, or (ii) made by facsimile delivered or transmitted, to the party to whom such notice of communication is directed, to the address of such party as follows:


              (a) Borrower:       NN Ball & Roller, Inc.
                                  800 Tennessee Road
                                  Erwin, Tennessee 37650

                                  Attention: Roderick R., Baty, Vice President
                                       and Chief Financial Officer
                                  Facsimile No.: 423/743-8870

              (b)  Lender:        First American National Bank
                                  4105 Ft. Henry Drive, Suite 300
                                  Kingsport, Tennessee 37663

                                  Attention: Jerry C. Greene, Senior Vice
                                   President
                                  Facsimile No.:  423/229-0333

    Any such notice or other communication shall be deemed to have been given on the day it is received or personally delivered as aforesaid or, if transmitted by facsimile, on the day that such notice is transmitted as aforesaid provided such transmission occurs prior to 5:00 p.m.; provided, however, that any telephonic or other notice received by Lender after 11:00 A.M. time on any day from Borrower pursuant to SECTION 2.02 (with respect to a Notice of Borrowing) shall be deemed for the purposes of such Section to have been given by Borrower on the next succeeding Business Day. Any party may change its address for purposes of this Agreement by giving notice of such change to the other parties pursuant to this Section 10.05.

              SECTION 10.06. Governing Law. This Agreement has been prepared, is being executed and delivered, and is intended to be performed in the State of Tennessee and the substantive laws of such state (without reference to any conflict of laws provisions) and the applicable federal laws of the United States of America shall govern the validity, construction, enforcement and interpretation of this Agreement and all of the other Loan Documents.

              SECTION 10.07. Waiver of Jury Trial; Choice of Forum; Consent to Service of Process and Jurisdiction. Borrower hereby irrevocably and unconditionally waives all right to trial by jury in any action, proceeding, or counterclaim arising out of or related to this Agreement, the

Advances or any other document or instrument to which Borrower and Lender are parties or any of the transactions contemplated hereby or thereby. Any suit, action or proceeding against Borrower with respect to this Agreement, the Revolving Credit Note or any judgment entered by any court in respect thereof, may be brought in the courts of the State of Tennessee, County of Sullivan, or in the United States District Court for the Eastern District of Tennessee, in Greeneville, Tennessee and Borrower hereby submits to the non-exclusive jurisdiction of such courts for the purpose of any such suit, action or proceeding. Borrower hereby irrevocably consents to the service of process in any suit, action or proceeding in said court by the mailing thereof by Lender registered or certified mail, postage prepaid, to Borrower's address set forth in SECTION 10.05 hereof. Borrower hereby irrevocably waives any objections which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or Revolving Credit Note brought in the said courts, and hereby further irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in any inconvenient forum.

              SECTION 10.08. Invalid Provisions. If any provision of any Loan Document is held to be illegal, invalid or unenforceable under present or future laws during the term of this Agreement, such provision shall be fully severable; such Loan Document shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of such Loan Document; and the remaining provisions of such Loan Document shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from such Loan Document. Furthermore, in lieu of each such illegal, invalid or unenforceable provision shall be added as part of such Loan Document a provision mutually agreeable to Borrower and Lender as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable. The effective date of the added provision shall be the date upon which the prior provision was held to be illegal, invalid or unenforceable.

              SECTION 10.9. Maximum Interest Rate. Regardless of any provision contained in any of the Loan Documents, Lender shall never be entitled to receive, collect or apply as interest on the Revolving Credit Note any amount in excess of interest calculated at the Maximum Rate, and, in the event that Lender ever receives, collects or applies as interest any such excess, the amount which would be excessive interest shall be deemed to be a partial prepayment of principal and treated hereunder as such; and, if the principal amount of the Obligation is paid in full, any remaining excess shall forthwith be paid to Borrower. In determining whether or not the interest paid or payable under any specific contingency exceeds interest calculated at the Maximum Rate, Borrower and Lender shall, to the maximum extent permitted under applicable law, (i) characterize any nonprincipal payment as an expense, fee or premium rather than as interest; (ii) exclude voluntary prepayments and the effects thereof; and
(iii) amortize, pro rate, allocate and spread, in equal parts, the total amount of interest throughout the entire contemplated term of the Revolving Credit Note; provided that, if the Revolving Credit Note are paid and performed in full prior to the end of the full contemplated term thereof, and if the interest received for the actual period of existence thereof exceeds interest calculated at the Maximum Rate, Lender shall refund to Borrower the amount of such excess or credit the amount of such excess against the principal amount of the Revolving Credit Note and, in such event, Lender shall not be subject to any penalties provided by any laws for contracting for, charging, taking, reserving or receiving interest in excess of interest calculated at the Maximum Rate.

              SECTION 10.10. Confidentiality. Lender agrees to hold any information which it may receive from Borrower pursuant to this Agreement in confidence, except for disclosure to (i) legal counsel, accountants, and other professional advisors, provided each such person agrees to be bound to a confidentiality covenant substantially similar to this Section 10.10 in favor of Borrower, (ii) regulatory officials only to the extent requested, (iii) as required by law or legal process or in connection with any legal proceeding, and (iv) to another financial institution in connection with a disposition or proposed disposition of a Lender's interests hereunder or under the Revolving Credit Note. In the event Lender shall be required to disclose any information to any regulatory authority or in connection with any lawsuit, governmental investigation or proceeding,Lender shall endeavor to maintain the confidential nature of such information.

              SECTION 10.11. Nonliability of Lender. The relationship between Borrower and Lender is, and shall at all times remain, solely that of borrower and lender, and Lender does not undertake nor assume any responsibility or duty to Borrower to review, inspect, supervise, pass judgment upon, or inform Borrower of any matter in connection with any phase of Borrower's business, operations, or condition, financial or otherwise. Borrower shall rely entirely upon its own judgment with respect to such matters, and any review, inspection, supervision, exercise of judgment, or information supplied to Borrower by Lender in connection with any such matter is for the protection of Lender, and neither Borrower nor any third party is entitled to rely thereon.

              SECTION 10.12. Offset. Borrower hereby grants to Lender the right of offset, to secure repayment of the Revolving Credit Note, upon any and all moneys, securities or other property of Borrower and the proceeds therefrom, now or hereafter held or received by or in transit to Lender, or any of its agents, from or for the account of Borrower, whether for safe keeping, custody, pledge, transmission, collection or otherwise, and also upon any and all deposits (general or special) and credits of Borrower, and any and all claims of Borrower against Lender at any time existing.

              SECTION 10.13. Binding Effect. The Loan Documents shall be binding upon and inure to the benefit of Borrower and Lender and their respective successors and assigns; provided, however, that neither Borrower nor Lender may without the prior written consent of the other assign any rights, powers, duties or obligations thereunder. Any assignment in violation of this Section shall be void.

              SECTION 10.14. Entirety. The Loan Documents embody the entire agreement between the parties and supersede all prior agreements and understandings, if any, relating to the subject matter hereof and thereof.

              SECTION 10.15. Headings. Section headings are for convenience of reference only and shall in no way affect the interpretation of this Agreement.

              SECTION 10.16. Survival. All representations and warranties made by Borrower herein shall survive delivery of the Revolving Credit Note, the making of the Advances and the closing of any transactions herein contemplated.

              SECTION 10.17. No Third Party Beneficiary. The parties do not intend the benefits of this Agreement to inure to any third party, nor shall this Agreement be construed to make or render Lender liable to any materialman, supplier, contractor, subcontractor, purchaser or lessee of any property owned by Borrower, or for debts or claims accruing to any such persons against Borrower. Notwithstanding anything contained herein or in the Revolving Credit Note, or in any other Loan Document, or any conduct or course of conduct by any or all of the parties hereto, before or after signing this Agreement nor any other Loan Document shall be construed as creating any right, claim or cause of action against Lender, or any of their officers, directors, agents or employees, in favor of any materialman, supplier, contractor, subcontractor, purchaser or lessee of any property owned by Borrower, nor to any other person or entity other than Borrower.

              SECTION 10.18. Multiple Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same agreement, and any of the parties hereto may execute this Agreement by signing any such counterpart.


              IN WITNESS WHEREOF, the undersigned have executed, or caused to be executed, this Agreement as of the day and year first above written.

                                       BORROWER:

                                       NN BALL & ROLLER, INC.


                                       By:
                                           ----------------------------------
              (SEAL)                       Roderick R. Baty,Vice President

         Attest:

--------------------------------------
William C. Kelly, Assistant Secretary

                                       LENDER:

                                       FIRST AMERICAN NATIONAL BANK



                                       By:
                                           ------------------------------------
                                            Jerry C. Greene, Senior Vice
                                              President

 STATE OF TENNESSEE

 COUNTY OF SULLIVAN

              On this 25th day of July, 1997, before me, Melissa L. Duffy, a Notary Public in and for said State, appeared Roderick R. Baty, to me personally known, who, being duly sworn, did say that he is the Vice President of NN Ball & Roller, Inc., a Delaware corporation, the corporation named in and which executed the within instrument, and that said instrument was signed on behalf of said corporation; and saidRoderick R. Baty acknowledged said instrument to be the free act and deed of said corporation.


                                      ----------------------------------
                                       Melissa L. Duffy, Notary Public

  Commission expires:  7/20/99

                                      EXHIBIT A

                                REVOLVING CREDIT NOTE


$25,000,000                                                        July 25, 1997
                                                      Sullivan County, Tennessee

FOR VALUE RECEIVED, the undersigned, NN BALL & ROLLER, INC. a Delaware corporation (the "Borrower"), promises to pay to the order of FIRST AMERICAN NATIONAL BANK, (the "Lender"), at its principal office at 4105 Ft. Henry Drive, Kingsport, Tennessee, or at such other place as the holder from time to time may designate in writing, the principal sum of TWENTY FIVE MILLION DOLLARS ($25,000,000), or the outstanding principal balance thereof (collectively and separately referred to herein sometimes as the "Loan") in lawful money of the United States of America with interest thereon computed on the unpaid principal balance, at a rate of LIBOR plus Sixty Five Hundredths of One Percent (.65%) (6.34 as of 5/30/97) OR at Borrower's option, the Fed Funds effective rate plus One and One Half Percent (1.5%) (7.06 as of 5/30/97) (all interest being computed on the basis of the actual number of days elapsed over a year of 360 days). Lender shall attempt to notify Borrower of its determination of the LIBOR as soon as practicable following such determination. The principal and interest on the outstanding principal balance shall be due and payable as follows:

         (a) interest, computed as aforesaid, shall be due and payable on each Interest Payment Date and at maturity; and

         (b) the entire unpaid principal balance and any accrued interest unpaid of this Note shall be due and payable in full on the date of termination of the Commitment Period.

In the event of an Event of Default, and this Note is placed in the hands of any attorney for collection, or a suit is filed hereon, or if the proceedings are held in bankruptcy, receivership, through the reorganization of Borrower, or any surety of Borrower, or other legal or judicial proceedings for the collection hereof, Borrower agrees to pay to the owner and holder of this Note all costs of collection, including reasonable attorneys' fees.


The Borrower and all endorsers and signers hereof, and each of them, expressly waive presentment for payment, notice of nonpayment, protest, notice of protest, bringing of suit, and diligence in taking any action to claim the amounts owing hereunder and are and shall be jointly and severally, directly and primarily, liable for the amount of all sums owing and to be owing hereon and agree that this Note, or any payment hereunder, may be extended from time to time without affecting such liability.

During the existence of any Event of Default, Lender or other owner and holder hereof is expressly authorized to apply all payments made on this Note to the payment of such part of any delinquency as it may elect.

The remedies of the Lender hereof as provided herein or in the Revolving Credit Agreement, dated July 25, 1997, between Borrower and the Lender (the "Loan Agreement") shall be cumulative and concurrent, and may be pursued singularly, successively or together, at the sole discretion of the Lender hereof, and may be exercised as often as occasion therefor shall arise. No act or omission of the Lender, including specifically any failure to exercise any right, remedy or recourse shall be deemed to be a waiver or release of the same, such waiver or release to be effected only through a written document executed by the Lender and then only to the extent specifically recited therein. A waiver or release with reference to any one event shall not be construed as continuing, as a bar to, or as a waiver or release of, any subsequent right, remedy or recourse as to a subsequent event.
Notwithstanding anything herein to the contrary, in no event shall interest payable hereunder be in excess of the Maximum Rate allowed by applicable law.

Time is of the essence of this Note.

This Note is governed by and subject to the terms and provisions of the Loan Agreement, to which reference is hereby made for a statement of the circumstances under which this Note is subject to prepayment and under which its due date may be accelerated. Capitalized terms used and not otherwise defined in this Note shall have the respective meanings assigned to them in the Loan Agreement.

This Note and the instruments securing it shall be governed by, and construed under, the laws of the State of Tennessee.

The provisions hereof shall be binding upon the parties , their successors and permitted assigns as set forth in the Loan Agreement. The provisions hereof are severable such that the invalidity or unenforceability of any provision hereof shall not affect the validity or enforceability of the remaining provisions.

This Note has been executed, delivered and accepted at Kingsport, Sullivan County, Tennessee, and all funds disbursed to or for the benefit of the undersigned will be disbursed in Kingsport, Sullivan County, Tennessee.

              IN WITNESS WHEREOF, the undersigned have executed this Note on the day and year first above written.

                                       BORROWER:

                                       NN BALL & ROLLER, INC.


(SEAL)                                 By:
Attest:                                    ----------------------
                                           Roderick R. Baty, Vice President


-------------------------------------
William C. Kelly, Assistant Secretary

                                      EXHIBIT B

                                      Litigation

                                         NONE

                                      EXHIBIT C

                     Contributions to Multi-Employer Pension Pan


                                         NONE

                                      EXHIBIT D

                                     Subsidiaries

                                         NONE

                                      EXHIBIT E

                                   NN Ball & Roller
                          Schedule of Environmental Issues
                                      July, 1997

Walterboro

On January 14,1997 an accidental spill occurred involving approximately 55 to 70 gallons of kerosene. This spill happened at the back dock area. Clean Management
Environmental Group was called in to clean up the spill.
Due to heavy rains that day, Clean Management could not remove all of the petroleum contaminated soil. On January
27, 1997, Clean Management returned and completed the clean up.

The South Carolina Department of Health and Environmental Control (S.C.D.H.E.C.), was called in to review the site.
On May 6, 1997, S.C.D.H.E.C.. ordered two temporary monitoring wells to be installed to assess the potential impact of the groundwater from the impacted soil. The monitoring wells were installed in June, 1997. Sampling and analysis that S.C.D.H.E.C.. requested was collected and analyzed by General Engineering Laboratories. All results from the analysis came back proving no ground water contaminations existed. S.C.D.H.E.C.. has reviewed all results and NN Ball & Roller is now awaiting the go ahead to remove the monitoring wells. All costs of this project to date have been covered by Best Plumbing Company, since they were responsible for the spill.

Erwin

In 1988, monitoring wells were installed for an environmental assessment of the property. In 1994, NN Ball and Roller made a request to the Tennessee Department of Environment and Conservation, (T.D.E.C.), to close several of these monitoring wells, due to building expansion being planned. T.D.E.C. requested these wells be tested for total petroleum hydrocarbons, (T.P.H.),. Analysis revealed that the T.P.H. was above the limit set by the Federal E.P.A. At the request of T.D.E.C., NN Ball & Roller has installed five more monitoring wells on the property. T.D.E.C. requested in December, 1995 that these wells be sampled and analyzed for T.P.H. on a monthly basis. At this time, Enviro-Technologies is doing the sampling and Tri-State Lab is doing the analysis. A monthly report is sent to T.D.E.C. for their review. The origin of this T.P.H problem is still not known. NN Ball & Roller may, at the request of T.D.E.C. have to pump and treat ground water from these wells. The costs of this project to date have not been material, and based on information presently available to the Company, management does not believe that the future costs associated with this project will have a material adverse effect.

NN Ball & Roller in Erwin generates small amounts of hazardous waste from our Metallurgy Lab. This waste is disposed of by pouring it down the sewer drain. NN Ball &
Roller has written approval form Erwin Utilities to dispose of these waste acids in this manner.

Mountain City

NN Ball & Roller in Mountain City generates small amounts of hazardous waste from their Metallurgy Lab. All of this waste is placed in drums and disposed of by a waste disposal contractor in accordance with all state and federal regulations.

                                      EXHIBIT F

                              Corporate Names/Tradenames

              1.   NN Ball & Roller, Inc.

              2.   N.N. Ball & Roller, Inc.

              3.   N.N. Ball & Roller Acquisition

                                      EXHIBIT G

                                   Permitted Liens



         Any and all liens, together or separately, not in excess of Five Hundred Thousand Dollars ($500,000.00).